Rule 424(b)(3)
                                                             File No. 333-51588



PROSPECTUS SUPPLEMENT
To Prospectus Dated February 5, 2001

     This prospectus supplement provides supplemental information to the prospectus concerning selling stockholders. On page 41 of the prospectus, the discussion under the caption "Selling Stockholders" is supplemented and updated to read as follows:

                              SELLING STOCKHOLDERS

     The following  table sets forth the names of the selling  stockholders  and
(i) the number of shares of common stock or units of limited partnership interest beneficially owned by each selling stockholder, (ii) the maximum number of shares of common stock which may be offered by this prospectus for the account of each selling stockholder, and (iii) the amount and percentage of common stock that would be owned by each selling stockholder after completion of the offering, assuming the sale of all of the common stock which may be offered by this prospectus. Except as otherwise discussed below or in the base prospectus and previous prospectus supplements, the selling stockholders have not, within the past three years, had any position, office or other material relationship with us.

                                                                                                        % of All
                                                 Shares or        Shares Which                         Outstanding
        Name of                                 Units Owned        May Be Sold       Shares Owned      Common Stock
  Selling Stockholder                       Prior to Offering(1)  Hereunder(2)      After Offering    After Offering
  -------------------                       --------------------  ------------      --------------    --------------

 SCH Minority Holdings, LLC                     7,161,697(3)       5,713,185          1,448,512(5)        2.5%
 HEM                                               50,748(3)          50,748                  0           0.0%
 SRS Properties Limited Partnership                 3,571(4)           3,571                  0           0.0%
 Schenley Hotel Associates                         55,556(4)          55,556                  0           0.0%

----------------------------

(1) Beneficial ownership as of December 31, 2000, for all selling stockholders other than SCH Minority Holdings, LLC and HEM, based upon information provided by the selling stockholders. Beneficial ownership as of December 2, 2002, for SCH Minority Holdings, LLC, based on information provided by it, and as of October 1, 2003, for HEM, based on information provided by Mr. Huie.
(2) Assumes sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholders are under no obligation known to us to sell any shares of common stock at this time.
(3)  Represents shares of outstanding common stock.
(4) Represents units of limited partnership interest in FelCor LP that may be redeemed for shares of common stock.
(5) Registered for resale under Form S-3 Post-Effective Amendment No. 1 to Form S-4 Registration Statement (File No. 333-50509).

     Huie Properties Ltd., which owned 50,748 units of limited partner interest in FelCor LP, has been removed from the table above as a result of the redemption of the units held by it for a like number of shares of FelCor common stock and the transfer of those shares to HEM, a general partnership of which H.K. Huie is the managing general partner.




                   Prospectus Supplement Dated October 3, 2003